EXHIBIT 99(a)

[LOGO]

NEWS RELEASE

CONTACT:
-------
Robert G. LaVigne, CFO
Farmstead Telephone Group, Inc.
Voice: 860-610-6002
Fax:   860-610-6001

                                                      For Immediate Release
                                                      ---------------------

                       FARMSTEAD TELEPHONE GROUP, INC.
         APPOINTS NEVELLE (VEL) JOHNSON AS EXECUTIVE VICE PRESIDENT


EAST HARTFORD, CT., March 2, 2005 - Farmstead Telephone Group, Inc. (AMEX:
FTG) today announced the hiring of Mr. Nevelle (Vel) R. Johnson as Executive Vice President of the Company, effective March 1, 2005. Mr. Johnson's responsibilities will include the re-direction and growth of the company's national sales organization, as well as the implementation of new product and service offerings.

Mr.Johnson comes to Farmstead with extensive experience in the telecommunications industry. Since November of 2003 he served as an Vice President of sales and services within Avaya Inc. From 2000 to 2003 he served as the Executive Vice President of sales and services for Exp@nets, Inc. a voice and data solutions provider. From 1983 to 2000 he held various sales and executive positions with AT&T and Lucent Technologies.

Jean-Marc Stiegemeier, Farmstead's President and CEO, said, "Vel's acceptance of this position will bring significant value to Farmstead as it continues the execution of its new strategic vision. Vel's leadership and following within the industry, as evidenced by his accomplishments, will insure Farmstead's ability to grow its sales organization quickly, on a national basis. In his position as Executive Vice President of Exp@nets, Vel successfully managed a sales organization of over six hundred people, and has a strong track record of executing strategies in the small and medium enterprise space of telecommunications. All of us at Farmstead are pleased that he has accepted this


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Farmstead Appoints Vel Johnson as Executive Vice President
Page 2


position to lead the Farmstead sales organization.


About Farmstead
---------------
      Farmstead Telephone Group, Inc. is an Avaya Inc. Gold Business Partner, selling, installing and maintaining both new and refurbished Avaya business communications products nationwide. Further information about Farmstead Telephone may be found at http://www.farmstead.com.

      We are interested in your feedback and comments. To respond to questions from our management team, click here:
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                                    # # #

This release contains forward-looking statements that involve risks and uncertainties. In addition to historical information, investors should consider carefully the risks associated with an investment in the Company's securities as previously outlined by the Company in its prior filings with the Securities and Exchange Commission.


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